UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2014

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

590 East Middlefield Road
Mountain View, CA  94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2014, Donald C. Wegmiller tendered his resignation from the Board of Directors (the “Board”) of Omnicell, Inc. (“Omnicell”) effective immediately prior to Omnicell’s 2014 Annual Meeting of Stockholders.  Mr. Wegmiller’s resignation was not the result of any disagreement with Omnicell on any matter relating to its operations, policies or practices. Omnicell wishes to thank Mr. Wegmiller for his nearly 10 years of contribution to the Board.

On March 28, 2014, the Board appointed Bruce D. Smith to serve as a member of the Board to fill the vacancy created by Mr. Wegmiller’s resignation, to be effective concurrent with the effective date of Mr. Wegmiller’s resignation.

In addition, the Board appointed James T. Judson, a current Omnicell director and Chair of the Audit Committee of the Board, as Lead Independent Director, and Vance B. Moore, a current Omnicell director, to the Compensation Committee of the Board, both roles to be effective concurrent with the effective date of Mr. Wegmiller’s resignation.

In connection with Mr. Smith’s appointment to the Board, Mr. Smith will be granted a non-qualified stock option (the “Initial Board Grant”) valued at $150,000 as of the date of grant, pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Plan”). The Initial Board Grant will vest in equal annual installments over three years from the date of grant. Mr. Smith will also be granted an annual board member restricted stock grant (the “Annual Board Grant”) valued at $120,000 as of the date of grant, pursuant to the Plan. The Annual Board Grant will vest in full on the date of the Company’s 2015 Annual Meeting of Stockholders, so long as Mr. Smith remains a director until such date.  The Initial Board Grant and Annual Board Grant were authorized by the Board on March 28, 2014 to be deemed granted and effective as of the date of the Company’s 2014 Annual Stockholder Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: April 2, 2014	By:
/s/ Dan S. Johnston
Dan S. Johnston,
Executive Vice President and General Counsel